Exhibit 99.1

CONTACT:	Daniel T. Hendrix President and Chief Executive Officer Patrick C. Lynch Chief Financial Officer (770) 437-6800

FOR IMMEDIATE RELEASE	FD Morgen-Walke: Christine Mohrmann, Lindsay Hatton (212) 850-5600

INTERFACE REPORTS SECOND QUARTER 2003 RESULTS

ATLANTA, Georgia, July 23, 2003 - Interface, Inc. (Nasdaq: IFSIA), a worldwide commercial interiors products and services company, today announced results for the second quarter ended June 29, 2003.

Sales in the second quarter 2003 were $234.0 million, compared with $233.8 million in the second quarter 2002.  The Company recorded a pre-tax restructuring charge of $2.5 million during the second quarter 2003 in connection with the completion of its previously announced initiative designed to rationalize manufacturing operations in its fabrics division and further reduce workforce worldwide.  Operating income was $3.7 million in the second quarter 2003, versus $13.1 million in the second quarter 2002.  Loss from continuing operations, excluding the restructuring charge, was $2.3 million, or $0.05 per diluted share, in the second quarter 2003, compared with income from continuing operations of $1.4 million, or $0.03 per diluted share, in the second quarter 2002.  Net loss for the second quarter 2003 was $5.4 million, or $0.11 per diluted share, compared with second quarter 2002 net income of $0.8 million, or $0.02 per diluted share.

“On a sequential basis, we improved our operating income by $7.2 million, which shows evidence of our sustained efforts to strengthen and improve each of our business segments,” said Daniel T. Hendrix, President and Chief Executive Officer.  “Through the continued implementation of our market segmentation strategy, we drove overall top-line growth and, as a result of our continued focus on cost controls, we saw sequential improvements in operating income in each of our businesses.  Even though the corporate environment remains soft, order levels slightly exceeded the first quarter of 2003 as a result of our ability to reach new customers in the hospitality, education, healthcare, and residential markets.”

INTERFACE REPORTS SECOND QUARTER 2003 RESULTS                                                                                  - 2 -

Mr. Hendrix continued, “Our broadloom business returned to operating profitability during the second quarter, with a 34% sequential increase in revenues and a $4.2 million sequential turnaround in operating income.  In addition, our modular business showed continued strength, most notably in the hospitality and education markets where sales growth resulted from our targeted marketing initiatives.  In the fabrics business, we are beginning to capture the positive results of the integration and restructuring programs that have been implemented over the past few quarters, resulting in cost savings and improved efficiencies.  Our service business also showed improvement, benefiting from our market segmentation strategy.”

For the first six months of 2003, sales were $444.2 million, compared with $460.4 million for the same period a year ago.  Operating income for the 2003 six-month period was $0.3 million (which includes $4.6 million of restructuring charges), versus operating income of $23.7 million for the comparable 2002 six-month period.  During the 2003 six-month period, loss from continuing operations was $13.0 million, or $0.26 per diluted share, compared with income from continuing operations of $1.4 million in the same period a year ago.  Net loss for the six month period was $15.8 million, or $0.31 per diluted share, compared with net loss of $54.7 million, or $1.09 per diluted share, for the first six months of 2002.  During the first six months of 2002, the Company’s implementation of SFAS No. 142 resulted in an after-tax write-down of $55.4 million, or $1.11 per diluted share, primarily related to the impairment of goodwill.

Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, “We took a number of steps during the second quarter to improve our balance sheet and fortify our capital structure.  Foremost among these was the amendment and restatement of our credit facility, which provides Interface with ample liquidity and financial flexibility, allowing us the opportunity to pursue growth opportunities and fund our working capital needs going forward.”

Mr. Hendrix concluded, “While the depressed condition of the interiors industry and the continued weakness in the corporate office segment in particular give us reason for caution, we remain optimistic about our ability to improve upon the first half of the year.  We will remain focused on the elements that will keep our business moving in the right direction – streamlining our cost structure, managing our working capital requirements, and continuing to execute our market segmentation strategy.”

The Company will host a conference call tomorrow, July 24, 2003, at 9:00 a.m. Eastern Time, to discuss its second quarter 2003 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://www.firstcallevents.com/service/ajwz384823773gf12.html or through the Company’s website at http://www.interfaceinc.com/results/investor/news.php.  The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through July 24, 2004at 11:59 p.m. Eastern Time.

INTERFACE REPORTS SECOND QUARTER 2003 RESULTS                                                                                  - 3 -

Interface, Inc. is a recognized leader in the worldwide commercial interiors market, offering floorcoverings, fabrics and interior architectural products.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.  The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley and Prince Street brands, and through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market.  The Company provides specialized carpet replacement, installation, maintenance and reclamation services through its Re:Source Americas service network.  The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Stevens Linen, Toltec, Intek, Chatham, Camborne and Glenside brands.  In addition, the Company provides specialized fabric services through its TekSolutions business; produces carpets and textiles for residential uses; and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products may be affected by cycles in the construction and renovation of commercial and institutional buildings,” “Our continued success depends significantly upon the efforts, abilities and continued service of our senior management executives and our design consultants,” “Our substantial international operations are subject to various political, economic and other uncertainties,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” and “Our Rights Agreement could discourage tender offers or other transactions that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

            This release includes a non-GAAP financial measure as defined under SEC rules, specifically, loss from continuing operations excluding a restructuring charge.  As required by SEC rules, we have provided below a reconciliation of this measure to the most directly comparable GAAP measure.

- TABLES FOLLOW -

INTERFACE REPORTS SECOND QUARTER 2003 RESULTS                                                                                  - 4 -

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(In thousands, except per share data)	29-Jun-03	30-Jun-02	29-Jun-03	30-Jun-02
Net Sales	$233,964	$233,773	$444,174	$460,444
Cost of Sales	169,093	164,452	323,604	325,530
Gross Profit	64,871	69,321	120,570	134,914
Selling, General & Administrative Expenses	58,670	56,238	115,710	111,249
Restructuring Charge	2,469	-	4,555	-
Operating Income	3,732	13,083	305	23,665
Interest Expense	10,213	10,814	20,393	21,166
Other Expense, Net	344	111	437	380
Income (Loss) Before Taxes	(6,825)	2,158	(20,525)	2,119
Income Tax Expense (Benefit)	(2,885)	795	(7,543)	759
Income (Loss) from Continuing Operation	(3,940)	1,363	(12,982)	1,360
Discontinued Operations (net of tax)	(1,472)	(586)	(2,784)	(689)
Income (Loss) before Change in Accounting Principle	(5,412)	777	(15,766)	671
Cumulative Effect of Change (net of tax)	-	-	-	(55,380)
Net Income (Loss)	$(5,412)	$777	$(15,766)	$(54,709)

Earnings Per Share - Basic
Continuing Operations	$(0.08)	$0.03	$(0.26)	$0.03
Discontinued Operations	(0.03)	(0.01)	(0.05)	(0.01)
Cumulative Effect of Change in Accounting Principle	-	-	-	(1.11)
Earnings Per Share - Basic	$(0.11)	$0.02	$(0.31)	$(1.09)

Earnings Per Share - Diluted
Continuing Operations	$(0.08)	$0.03	$(0.26)	$0.03
Discontinued Operations	(0.03)	(0.01)	(0.05)	(0.01)
Cumulative Effect of Change in Accounting Principle	-	-	-	(1.11)
Earnings Per Share - Diluted	$(0.11)	$0.02	$(0.31)	$(1.09)

Common Shares Outstanding
Basic	50,275	50,158	50,274	50,098
Diluted	50,275	51,404	50,274	50,098

Consolidated Condensed Balance Sheets
(In thousands)			29-Jun-03	29-Dec-02
Assets
Cash			$24,188	$34,134
Accounts Receivable			170,638	137,486
Inventory			145,615	134,656
Other Current Assets			36,608	42,953
Assets of business held for sales			16,190	17,492
Total Current Assets			393,239	366,721
Property, Plant & Equipment			210,669	213,059
Other Assets			287,055	283,730
Total Assets			$890,963	$863,510

Liabilities
Current Liabilities			$173,077	$168,912
Long-Term Debt			21,674	-
Senior and Senior Subordinated Notes			445,000	445,000
Other Liabilities			29,062	25,427
Total Liabilities			668,813	639,339
Shareholders' Equity			222,150	224,171
Total Liabilities and Shareholders' Equity			$890,963	$863,510

INTERFACE REPORTS SECOND QUARTER 2003 RESULTS                                                                                  - 5 -
Reconciliation of Loss from Continuing Operations Excluding Restructuring Charge to GAAP Measure	Three Months Ended 29-Jun-03

Loss from Continuing Operations
Excluding Restructuring Charge	$ (2,335)
Restructuring Charge, Net of Tax	(1,605)
Loss from Continuing Operations	$ (3,940)

Per Share (Diluted) Loss from Continuing Operations
Excluding Restructuring Charge	$ (0.05)
Per Share (Diluted) Restructuring Charge, Net of Tax	(0.03)
Per Share (Diluted) Loss from Continuing Operations	$ (0.08)

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